As filed with the Securities and Exchange Commission on June 23, 2023

Registration No. 333-260687

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4

              TO FORM S-1

ON FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NEXTNAV INC.

(Exact name of registrant as specified in its charter)

Delaware	87-0854654
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1775 Tysons Blvd., 5th Floor

McLean, VA 22102

(800) 775-0982

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Christian Gates

Chief Financial Officer

1775 Tysons Blvd., 5th Floor

McLean, VA 22102

(800) 775-0982

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Randy S. Segal, Esq. John P. Duke, Esq. Jessica A. Bisignano, Esq. Hogan Lovells US LLP 8350 Broad St., 17th Floor Tysons, VA 22102 (703) 610-6100

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller Reporting Company	☒

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On November 2, 2021, NextNav Inc. (the “Company,” “NextNav,” “we” or “us”) filed a Registration Statement on Form S-1 (File No. 333-260687), which was declared effective by the Securities and Exchange Commission (the “SEC”) on November 22, 2021 (as subsequently amended, the “Registration Statement”). On March 23, 2022, the Company filed Post-Effective Amendment No. 1 to the Registration Statement as an exhibit-only filing solely to file a consent of Ernst & Young LLP with respect to its report dated March 23, 2022 related to the financial statements of the Company contained in its Annual Report on Form 10-K for the year ended December 31, 2021. On August 8, 2022, the Company filed Post-Effective Amendment No. 2 to the Registration Statement to update the disclosure set forth in the Registration Statement, as amended, to include information contained in the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 23, 2022, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, filed with the SEC on August 10, 2022, and to update certain other information in the Registration Statement. On March 30, 2023, the Company filed Post-Effective Amendment No. 3 to the Registration Statement as an exhibit-only filing solely to file a consent of Ernst & Young LLP with respect to its report dated March 30, 2023 related to the financial statements of the Company contained in its Annual Report on Form 10-K for the year ended December 31, 2022.

This Post-Effective Amendment No. 4 to Form S-1 on Form S-3 (this “Post-Effective Amendment No. 4”) is being filed by the Company to convert the registration statement on Form S-1 into a registration statement on Form S-3 and contains an updated prospectus.

The information included in this filing amends the Registration Statement and the prospectus therein (and all amendments thereto). No additional securities are being registered under this Post-Effective Amendment No. 4. All applicable registration fees were paid at the time of the original filing of the Registration Statement on November 2, 2021.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

dated June 23, 2023

PROSPECTUS

NEXTNAV INC.

9,000,000 Shares of Common Stock issuable upon exercise of Warrants

76,057,997 Shares of Common Stock held by certain Selling Securityholders

8,999,200 Warrants to Purchase Common Stock

This prospectus relates to (A) the issuance by us of up to 9,000,000 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of warrants to purchase our Common Stock (each, a “Warrant”) held by affiliates of Spartacus Sponsor LLC, a Delaware limited liability company (the “Sponsor”) and B. Riley Principal Investments, LLC, a Delaware limited liability company (“B. Riley”) and (B) the resale, from time to time, of up to an aggregate of (i) 76,057,997 shares of our Common Stock, par value $0.0001 per share (“Common Stock”), which includes 8,999,200 of the Warrant Shares and 67,058,797 shares of our Common Stock held by the remaining Selling Securityholders (“Holdings Shares”), and (ii) 8,999,200 Warrants (“Registered Warrants”) (each of the Sponsor, B. Riley and the holders of Holdings Shares, a “Selling Securityholder” and, collectively, the “Selling Securityholders”). The Warrant Shares and the Holdings Shares together are referred to herein as the “Shares,” and the Registered Warrants and the Shares together are referred to herein as the “Registered Securities.”

This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Securityholders may offer or sell the Registered Securities. More specific terms of any Registered Securities that we and the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update, or change information contained in this prospectus.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information in the section entitled “Plan of Distribution.”

We will not receive any proceeds from the sale of shares of Common Stock or Registered Warrants by the Selling Securityholders pursuant to this prospectus or of the shares of Common Stock by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. We have agreed to pay the legal, accounting, printing and other expenses related to the registration of the sale of securities pursuant to this prospectus.

Our Common Stock and Registered Warrants are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “NN” and “NNAVW,” respectively. On June 20, 2023, the closing sale prices of our Common Stock and Registered Warrants as reported on Nasdaq were $2.87 and $0.75, respectively.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 9. You should carefully consider these risk factors, as well as other information contained in this prospectus, before making an investment decision. You should rely only on the information contained in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2023.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, the securities described in this prospectus in one or more offerings. We will not receive any proceeds from the sale by such Selling Securityholders of the Registered Securities. This prospectus also relates to the issuance by us of the Warrant Shares. We will not receive any proceeds from the sale of the Warrant Shares, except with respect to amounts received by us upon exercise of the Registered Warrants for cash.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described herein under the “Where You Can Find More Information.” See also “Incorporation by Reference.”

Any prospectus supplement or post-effective amendment to the registration statement that we file may add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. Neither we nor the Selling Securityholders take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus (including the documents incorporated by reference herein) may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements include, but are not limited to, statements regarding our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, and are not guarantees of future performance. The words “may,” “will,” “anticipate,” “believe,” “expect,” “continue,” “could,” “estimate,” “future,” “expect,” “intends,” “might,” “plan,” “possible,” “potential,” “aim,” “strive,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements in this prospectus may include, for example, statements about:

  expectations regarding our strategies and future financial performance, including our future business plans or objectives, expected functionality of our geolocation services, anticipated timing and level of deployment of our services, anticipated demand and acceptance of our services, prospective performance and commercial opportunities and competitors, the timing of obtaining regulatory approvals, ability to finance our research and development activities, commercial partnership acquisition and retention, products and services, pricing, marketing plans, operating expenses, market trends, revenue, liquidity, cash flows and uses of cash, capital expenditures, and our ability to invest in growth initiatives;
  our ability to recognize the anticipated benefits of the Business Combination (as defined below), our ability to realize the anticipated technical and business benefits associated with the acquisition of NextNav France (as defined below), and any subsequent mergers, acquisitions, or other similar transactions, which may be affected by, among other things, competition, and the ability of the combined business to grow and manage growth profitably;
  factors relating to our future operations, projected capital resources and financial position, estimated revenue and losses, projected costs and capital expenditures, prospects and plans, including the potential increase in customers on our Pinnacle network, the expansion of our service in Japan through MetCom, and expectations about other international markets;
  projections of market growth and size, including the level of market acceptance for our services;
  our ability to adequately protect key intellectual property rights or proprietary technology;
  our ability to maintain our Location and Monitoring Service (“LMS”) licenses and obtain additional LMS licenses as necessary;
  our ability to maintain adequate operational financial resources or raise additional capital or generate sufficient cash flows;
  our ability to develop and maintain effective internal controls;
  our success in recruiting and/or retaining officers, key employees or directors;
  expansion plans and opportunities;
  costs related to being a public company;
  our ability to maintain the listing of our securities on Nasdaq;
  the outcome of any known and unknown litigation and regulatory proceedings; and
  other factors detailed herein, including those incorporated herein by reference.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update or revise any forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements.

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MARKET, RANKING AND OTHER INDUSTRY DATA

Certain market, ranking and industry data included in this prospectus, including the size of certain markets and our size or position and the positions of our competitors within these markets, including our products and services relative to our competitors, are based on estimates by our management. These estimates have been derived from our management’s knowledge and experience in the markets in which we operate, as well as information based on research, industry and general publications, including surveys and studies conducted by third parties. Industry publications, surveys and studies generally state that they have been obtained from sources believed to be reliable.

We are responsible for all of the disclosure in this prospectus and while we believe the data from these sources to be accurate and complete, we have not independently verified all data from these sources or obtained third-party verification of market share data and this information may not be reliable. In addition, these sources may use different definitions of the relevant markets. Data regarding our industry is intended to provide general guidance but is inherently imprecise. Market share data is subject to change and cannot always be verified with certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, customer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable. References herein to us being a leader in a market or product category refers to our belief that we have a leading market share, expertise or thought leadership position in each specified market, unless the context otherwise requires. In addition, the discussion herein regarding our various markets is based on how we define the markets for our products or services, which products or services may be either part of larger overall markets or markets that include other types of products and services. Assumptions and estimates regarding our current and future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This prospectus may contain some trademarks, service marks and trade names of the Company or of third parties. Each one of these trademarks, service marks or trade names is either (1) our registered trademark, (2) a trademark for which we have a pending application, or (3) a trade name or service mark for which we claim common law rights. All other trademarks, trade names or service marks of any other company appearing in this prospectus belong to their respective owners. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are presented without the TM, SM and ® symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our respective rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before making an investment decision regarding our securities, you should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this prospectus and the information incorporated herein by reference and any applicable prospectus supplement.

Our Business

We are the market leader in delivering next generation positioning, navigation and timing (“PNT”) solutions that overcome the limitations of existing space-based global positioning system (“GPS”). The impact of GPS on the U.S. economy is approaching $1 trillion annually, according to a NextNav extrapolation of our data from a National Institute of Standards and Technology (“NIST”) sponsored study conducted by RTI International (“RTI”), and the European Commission has estimated a similar impact on the economy of the European Union in its 2018 budget process. Based on the increasing reliance on PNT across many facets of the global economy, the world increasingly requires more accurate and resilient PNT capabilities. PNT resiliency has recently emerged as a priority of the U.S. Federal Government, including as a key cyber security vulnerability. Higher performance will continue to expand the reach and value of PNT solutions, while resilience is essential to protect the vast economic activity that is reliant on GPS. We are targeting a global addressable market that is greater than $100 billion.

We currently deliver differentiated PNT solutions through our network-based Pinnacle and TerraPoiNT solutions. Our Pinnacle system provides “floor-level” altitude service to any device with a barometric pressure sensor, including most off-the-shelf Android and iOS smartphones. This service enables full 3D location at national scale for the first time. Public safety, autonomous vehicles, electric vertical takeoff and landing vehicles (“eVTOLs”), unmanned aerial vehicles (“UAVs”), and the app economy all require precise 3D location solutions. Paramedics need to know which apartment a 911 call originated from, and ride hailing and delivery apps need to know precisely where a customer is standing.

In early 2021, we launched the first element of our next generation GPS service through initial commercial launch of our nationwide Pinnacle network that was developed in partnership with AT&T Services, Inc. (“AT&T”). The Pinnacle network provides “floor-level” altitude data to over 90% of commercial structures over three stories in the U.S. Pinnacle is being utilized by FirstNet® for public safety. We are currently providing services to Verizon Communications, Inc. (“Verizon”) as a customer for enhanced 911 (“E911”) services, using our Pinnacle 911 solution. Pinnacle has also been adopted by a growing number of public safety apps, commercial apps and app development platforms, including Unity Engine, CRG, GeoComm, Rapid Deploy, Central Square, NGA 911, Qualcomm, and the Unreal Engine. We believe that ramp up of customers using our existing Pinnacle network will support revenue growth over the coming years.

Our TerraPoiNT system is a terrestrial-based, encrypted network designed to overcome the limitations inherent in the space-based nature of GPS. GPS is a faint, unencrypted signal, which is often unavailable indoors, distorted in urban areas and vulnerable to both jamming and spoofing. TerraPoiNT overcomes these limitations through a network of specialized wide area location transmitters that broadcast an encrypted PNT signal on our licensed 900 MHz LMS spectrum with a signal that is 100,000 times stronger than GPS. Unlike GPS, the TerraPoiNT signal can be reliably received indoors and in urban areas and is difficult to jam or spoof. Further, the TerraPoiNT signal embeds Pinnacle information to provide a full 3D solution. In addition, TerraPoiNT provides redundancy for GPS by offering position, navigation and NIST-traceable timing services independently. We believe that this backup capability is essential due to the economy’s reliance on GPS for location and precision timing. GPS redundancy is increasingly a U.S. national security priority, and is rising in priority in the European Union, non-EU countries in Eastern Europe and in other parts of the world due to both the demonstrated vulnerability and lack of local control of space-based signals and systems, highlighted by recent events in Ukraine. Critical infrastructure, including communications networks and power grids, require a reliable GPS signal for accurate timing. A failure of GPS could be catastrophic, and there is no comprehensive, terrestrial backup that is widely deployed today. TerraPoiNT received the highest scores in testing by the U.S. Department of Transportation reported in 2021 regarding potential PNT backup solutions, in each category tested, and was the only solution evaluated capable of providing the full set of services provided by GPS.

As of March 2023, TerraPoiNT is deployed and available, with metro-wide service in the San Francisco Bay Area and select services available in 85 total markets nationally. It is also in use by the National Aeronautics and Space Administration (“NASA”) at its Langley Research Center in Hampton, VA for drone operations research and at its Ames facility in Mountain View, CA, leveraging our deployed network in the Bay Area.

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On October 31, 2022, we acquired Nestwave SAS, a French société par actions simplifiée  (as subsequently renamed, “NextNav France”), a privately held global leader in low-power geolocation. Based in Neuilly-sur-Seine, France, NextNav France provides advanced geolocation solutions to Internet of Things (“IoT”) modem and digital signal vendors and end IoT users. We believe that the combination of our TerraPoiNT technology with NextNav France’s LTE/5G capabilities will allow us to intelligently combine signals from existing terrestrial LTE/5G networks with our own highly synchronized TerraPoiNT system to deliver resilient 3D PNT capabilities with expanded geographic scale at significantly lower deployment costs than a standalone TerraPoiNT system.  We also expect the integration of the NextNav France technology to significantly improve the spectral efficiency of our transmissions and may allow downlink data capacity similar to other LTE/5G systems operating over similar spectrum bandwidth.  NextNav France has been substantially integrated into existing TerraPoiNT engineering and technology efforts.

We acquired NextNav France for an enterprise value of $18.0 million and gross consideration value of $19.3 million, consisting of $4.3 million in cash and $15.0 million in our common stock. The transaction resulted in the issuance of 4.0 million shares of our common stock upon close, and up to 1.1 million shares of common stock upon exercise of certain NextNav France employee options. All such shares are subject to a lock-up expiring on the first anniversary of transaction close.

Since the inception of NextNav, LLC in 2007, we have secured valuable Federal Communications Commission (“FCC”) licenses for a contiguous 8 MHz band of 900 MHz spectrum covering over 90% of the U.S. population, been granted more than 160 patents related to our systems and services, and standardized our TerraPoiNT technology in 3GPP, the global telecommunications standards-setting body.

We believe our unique approach to PNT, relying on terrestrial infrastructure deployed at existing wireless tower or antenna locations, provides an unrivaled quality-of-service and would be difficult to replicate.

Our Strategy

Domestically, we operate primarily as a facilities-based service provider. Our target customers include businesses, including applications developers, and adjacent businesses selling PNT products and systems to end users, and Federal, state and local governmental entities. We deploy sensor and broadcast network capabilities, and licenses access to our customers for the data generated by our networks. Internationally, we provide equipment, software and services to our customers to enable them to partner in the operation of our systems in their home markets. The key elements of our strategy include:

●

Ensure 3D Location is Market Standard. Our PNT services offer improved accuracy, resiliency and service availability compared to GPS-based services. We have developed our services to be easily integrated into applications and sold to end users either as part of a standalone application or for intermediate services used as part of a system or application (e.g., software development kits (“SDK”) based products for mass-market applications or the NASA drone system used as part of their aircraft systems). Our pricing plans are designed to encourage usage and adoption and are tailored to the use case and business operations of our customers. Given the increasing importance of geolocation services to society and economy, we believe that our offerings should become the new standard in geolocation.

●

Establish TerraPoiNT as the leader in resilient PNT. We anticipate that the expanded availability of our TerraPoiNT system will provide enhanced value to existing customers and open new verticals. We have entered into agreements related to the commercialization of TerraPoiNT in the burgeoning urban air mobility space, and are working with the U.S. Department of Transportation, U.S. Department of Homeland Security and the U.S. Congress to assess the suitability of TerraPoiNT as a national backup capability to GPS. Redundancy to space-based PNT systems is rising in priority in the European Union, non-EU countries in Eastern Europe and in other parts of the world due to both the demonstrated vulnerability and lack of local control of space-based signals and systems, highlighted by recent events in the Ukraine. We also anticipate enterprise, IOT and critical infrastructure customers for TerraPoiNT, especially those that require either timing or dynamic navigation capabilities, or reliable urban and indoor reception of its signal. This includes industries such as transportation and telecommunications, which rely on position, navigation and timing to provide service and sectors such as the electrical grid which require timing — nearly every segment of the U.S. economy, most of which rely on GPS or GPS-derived services in one form or another.

●

Optimize the Full Value of our Spectrum, including maximizing Spectral Efficiency and Throughput of Our Spectrum. We consider our FCC spectrum licenses to be among our most valuable assets and we are constantly seeking ways to maximize the potential of the spectrum and its value. For example, we anticipate adopting 4G LTE and 5G technologies as a core element of our TerraPoiNT PNT offering, including through the integration of technologies acquired from NextNav France.  We believe that this will improve the data carrying capacity of our spectrum without impacting our core PNT services, which will allow us to expand our service offering and the potential uses for our spectrum.

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●

Expand our Global Reach. In pursuit of our vision for our services to form the standard for global PNT, we have commenced distribution of our services outside of the United States. We are focused on working with partners that can bring local scale as well as access to local authorities responsible for spectrum allocation and national critical infrastructure. Our joint venture in Japan, MetCom, backed by Sony and Kyocera, is emblematic of this approach. MetCom has access to significant local facilities to host our Pinnacle and TerraPoiNT infrastructure and has secured initial access to the required spectrum resources from the Japanese government for TerraPoiNT operations. Pinnacle was launched in November 2022 in Japan and we anticipate expanded geographic coverage in 2023. Following the launch of service in Japan, and our successful operations in the U.S., we anticipate interest from other international markets in the future.

●

Ensure 3D Location is Market Standard. Our PNT services offer improved accuracy, resiliency and service availability compared to GPS-based services. We have developed our services to be easily integrated into applications, and sold to end users either as part of a standalone application or for intermediate services used as part of a system or application (e.g., software development kits (“SDK”) based products for mass-market apps or the NASA drone system used as part of their aircraft systems). Our pricing plans are designed to encourage usage and adoption, and are tailored to the use case and business operations of our customers. Given the increasing importance of geolocation services to society and economy, we believe that our offerings should become the new standard in geolocation.

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Enable a Suite of Complementary Products. As the first to market with a scalable 3D location service, we provide or partner with companies to deliver products and services that are adjacent to our basic location service. Our first product supporting 3D location is our altimeter software bundled with our SDK that enables a quick reference to a user’s relative height. We anticipate building additional tools and capabilities to improve access and usability to application developers to both accelerate adoption and the use of full 3D location.

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Enhance Adoption, Distribution and Scale with Strategic Partners. We launched our services after securing our strategic agreement with AT&T to deploy the Pinnacle altitude network and to begin offering services to public safety customers. This relationship provided us with a platform to offer a nationwide service capability and to deliver a crucial situational awareness capability to public safety customers as part of AT&T’s FirstNet® operations. Our public safety presence is supported by our own marketing, awareness built through AT&T’s marketing campaigns and its presence on the FirstNet® API Catalog.

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Expand the use of our service for E911 in the U.S. In October 2021, we entered into an agreement with Qualcomm to make our Pinnacle software and services available with the Qualcomm Location Suite, which will make it easier for device vendors to integrate vertical location capabilities into existing carrier E911 infrastructure. We are currently providing service to Verizon as a customer for E911 services, using our Pinnacle 911 solution for its customers, and the first device (in partnership with Sonim Technologies Inc.) leveraging this technology became available in December 2022. We believe that our service may be attractive to other wireless carriers based on our high performance, system availability and FCC requirements for wireless carriers to provide accurate vertical location to first responders during E911 calls.

Business Combination

On October 28, 2021, we consummated a business combination pursuant to the terms of the Agreement and Plan of Merger, dated as of June 9, 2021, by and among us, Spartacus Acquisition Corporation, a Delaware special purpose acquisition company (“Spartacus”), NextNav Holdings, LLC, a Delaware limited liability company (“Holdings”) and the other parties thereto (the “Business Combination”). As a result of the Business Combination, certain blocker entities formed by Holdings’ equity holders, Holdings and the various operating subsidiaries of Holdings became our wholly owned subsidiaries, with the equity holders of each of such blocker entities and Holdings and Spartacus’ stockholders becoming our  stockholders. In connection with the Business Combination, we changed our name to NextNav Inc. and the Nasdaq ticker symbols for our Common Stock and Registered Warrants to “NN” and “NNAVW,” respectively.

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Implications of Being an Emerging Growth Company and a Smaller Reporting Company

Emerging Growth Company Status

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, exempts “emerging growth companies,” as defined in Section 2(a)(19) of the Securities Act of 1933, as amended (the “Securities Act”), from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. We are an emerging growth company (for the period described in the immediately succeeding paragraph) and will take advantage of the benefits of the extended transition period emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare our financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) December 31, 2025, (b) the last date of our fiscal year in which we have total annual gross revenue of at least $1.235 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Smaller Reporting Company

We are also a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K promulgated by the SEC and will remain a smaller reporting company while we have determined that either (i) the market value of our stock held by non-affiliates was less than $250 million as of the last business day of our most recently completed second fiscal quarter or (ii) our annual revenue was less than $100 million during our most recently completed fiscal year and the market value of our stock held by non-affiliates was less than $700 million as of the last business day of our most recently completed second fiscal quarter. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies, including many of the same exemptions from disclosure requirements as those that are available to emerging growth companies, such as reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies.

Company History and Corporate Information

We were incorporated under the laws of the State of Delaware in May 2021 under the name “Spartacus Acquisition Shelf Corp.” by Spartacus Acquisition Corporation, a Delaware special purpose acquisition company, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses or assets. On October 28, 2021, in connection with the closing of the Business Combination, we changed our name to “NextNav Inc.”

Our principal executive office is located at 1775 Tysons Blvd., 5th Floor, McLean, VA 22102. Our telephone number is (800) 775-0982, and our website address is www.nextnav.com. Information contained on, or accessible through, our website is provided for textual reference only and does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

Our operating subsidiary, NextNav, LLC (a wholly owned subsidiary of NextNav Holdings, LLC), was formed in October 2007 under the laws of the State of Delaware. In connection with the Business Combination, the various operating subsidiaries of NextNav Holdings, LLC became our wholly owned subsidiaries.

6

THE OFFERING

Issuer	NextNav Inc.

Securities of Common Stock to be issued upon exercise of Warrants	9,000,000 shares (the “Warrant Shares”).

Securities being offered by the Selling Securityholders

Up to 76,057,997 shares of our Common Stock, consisting of (i) 8,999,200 of the Warrant Shares held by affiliates of Sponsor and B. Riley and (ii) 67,058,797 shares of Common Stock currently held by holders of the Holdings Shares.

Up to 8,999,200 Registered Warrants.

Offering price

The Selling Securityholders may offer, sell or distribute all or a portion of the Registered Securities either through public or private transactions at prevailing market rates or at negotiated prices. See the section entitled “Plan of Distribution.”

Common Stock outstanding before this offering	107,155,654 shares (as of March 31, 2023).

Warrants outstanding before this offering	18,749,990 warrants to purchase shares of our Common Stock (as of March 31, 2023).

Common Stock outstanding after this offering	125,905,644 shares (assumes all of the warrants outstanding as of March 31, 2023 are exercised in full).

Terms of offering	The Selling Securityholders will determine when and how they sell their respective Registered Securities offered in this prospectus. See the section entitled “Plan of Distribution.”

Use of proceeds

We will not receive any proceeds from the sale of the Registered Securities by the Selling Securityholders. However, we will receive the proceeds from the Selling Securityholders’ exercise of the Warrants on a cash basis, if any. To the extent the warrants are exercised on a “cashless” basis, we will receive no proceeds. We have agreed to bear the expenses relating to the registration of the Registered Securities. See the section entitled “Use of Proceeds.”

Risk factors

You should read the section entitled “Risk Factors” and the other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

7

The Nasdaq Capital Market symbol — Common Stock	“NN”
The Nasdaq Capital Market symbol — Registered Warrants	“NNAVW”

The number of shares of Common Stock to be outstanding after this offering is based on 107,155,654 shares of Common Stock outstanding as of March 31, 2023 and excludes:

●	1,587,936 shares of Common Stock issuable upon the exercise of vested options under the 2011 Unit Option and Profits Interest Plan with a weighted average exercise price of $0.36 per share;

●	18,749,990 shares of Common Stock issuable upon the exercise of warrants at a price of $11.50 per share;

●

5,702,444 shares of Common Stock reserved for future issuance under the NextNav Inc. 2021 Omnibus Incentive Plan (the “Omnibus Plan”) and 1,400,000 shares of Common Stock reserved for future issuance under the NextNav Inc. 2021 Employee Stock Purchase Plan (the “Employee Stock Purchase Plan”);

●	3,950,176 shares of Common Stock underlying restricted stock units (“RSUs”) granted pursuant to the Omnibus Plan;

●	2,152,316 shares of Common Stock underlying options granted pursuant to the Omnibus Plan; and

●	4,042,837 Shares of Common Stock issued pursuant to the Share Transfer Agreement with NextNav France on October 31, 2022 (the “Share Transfer Agreement”).

The number of shares of Common Stock to be outstanding after this offering also excludes 25,925,927 shares of Common Stock issuable upon the exercise of the NPA Warrants (as defined herein) issued subsequent to March 31, 2023.

8

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before you decide whether to invest in our securities. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business. You should consult your own financial and legal advisors as to the risks entailed by an investment in our securities and the suitability of investing in our securities in light of your particular circumstances. Some statements in this prospectus, including such statements in the following risk factors, constitute forward-looking statements. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

This prospectus relates to (i) the issuance by us of up to 9,000,000 Warrant Shares issuable upon exercise of the Warrants by Sponsor and B. Riley and (ii) the resale, from time to time, by the Selling Securityholders of up to an aggregate of (A) 76,057,997 shares of our Common Stock, which includes 8,999,200 of the Warrant Shares and the Holdings Shares and (B) 8,999,200 Registered Warrants. All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales. However, we will receive the proceeds from the Selling Securityholders’ exercise of the Warrants on a cash basis, if any.

Subject to certain restrictions, the Selling Securityholders may exercise their Warrants at any time in accordance with the terms thereof until their expiration, or sell their shares of Common Stock, as applicable, as further described in the section entitled “Description of Securities.” If there is no effective registration statement registering the resale of the Warrant Shares as of certain time periods (as provided in the Warrants), the Warrant holders may choose to exercise their Warrants on a “cashless exercise” or “net exercise” basis. If they do so, we will not receive any proceeds from the exercise of the Warrants. Because the Warrant holders may exercise the Warrants largely in their own discretion, if at all, we cannot plan on specific uses of proceeds.

The Selling Securityholders will pay any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by such Selling Securityholders in disposing of their Registered Securities, and we will bear all other costs, fees and expenses incurred in effecting the registration of the Registered Securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

9

THE SELLING SECURITYHOLDERS

This prospectus relates to (i) the issuance by us of the Warrant Shares and (ii) the resale, from time to time, of the Warrant Shares, the Holdings Shares and the Registered Warrants. We are registering the Registered Securities pursuant to the provisions of the Warrants, the Subscription Agreements, dated June 9, 2021, entered into among the Company, NextNav and each of investors party thereto (the “Subscription Agreements”) and the Registration Rights Agreements, dated October 28, 2021, entered into among the Company and certain stockholders of the Company (the “Registration Rights Agreements”), as applicable, in order to permit the Selling Securityholders to offer the Registered Securities, as applicable, for resale from time to time pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Registered Securities other than through a public sale.

The following table sets forth, as of May 26, 2023, the names of the Selling Securityholders, the aggregate number of shares of Common Stock and Warrants beneficially owned, the aggregate number of Registered Securities that the Selling Securityholders may offer pursuant to this prospectus and the number of shares of Common Stock and Warrants beneficially owned by the Selling Securityholders after the sale of the Registered Securities offered hereby. We have based percentage ownership on 108,632,242 shares of Common Stock outstanding as of May 26, 2023. We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Registered Securities. The information in the following table is based primarily upon information provided to us by the Selling Securityholders, and the Selling Securityholders may have sold, transferred or otherwise disposed of some or all of their shares since the date on which such information was furnished. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Registered Securities in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of the following table, we have assumed that the Selling Securityholders will have sold all of the Registered Securities upon the completion of the offering.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “Plan of Distribution.”

All expenses incurred with respect to the registration of the Registered Securities will be borne by us, but we will not be obligated to pay underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses incurred by the Selling Securityholders in connection with the sale of such securities.

Except for as described below, none of the Selling Securityholders, nor any of their respective associates or affiliates, has held any position, office, or other material relationship with us in the past three years.

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	Securities Beneficially Owned Prior to this Offering		Securities to be Sold in this Offering		Securities Beneficially Owned After this Offering
Selling Securityholder	Shares of Common Stock	Warrants	Shares of Common Stock	Warrants	Shares of Common Stock	%	Warrants	%
B. Riley Principal Investments, LLC(1)	4,439,449	685,756	1,014,760	645,756	3,424,689	3.4%	40,000	*
Acadia Woods Partners, LLC(2)	100,000	—	100,000	—	—	—	—	—
JDS TMT, LP(3)	250,000	—	100,000	—	150,000	*	—	—
The Joseph D. Samberg Revocable Trust(4)	5,000,000	—	1,000,000	—	4,000,000	3.9%	—	—
Dinan Family LP(5)	150,000	—	150,000	—	—	—	—	—
FC Holdings I LLC(6)	496,089	—	150,000	—	346,089	*	—	—
MILFAM Investments LLC(7)	1,935,213	250,000	1,355,000	250,000	580,213	*	—	—
MILFAM CI LLC SPARTACUS(7)	5,488,884	3,539,977	3,539,977	3,539,977	1,948,907	*
Broadbill Partners II, LP(8)	600,600	—	600,600	—	—	—	—	—
Broadbill Select Ventures, LLC NextNav Series(9)	290,000	—	290,000	—	—	—	—	—
Great American Insurance Company(10)	500,000	—	500,000	—	—	—	—	—
Wood River Capital, LLC(11)	5,000,000	—	5,000,000	—	—	—	—	—
WOCAP Global Opportunity Investment Partners, LP(12)	6,500,000	—	6,500,000	—	—	—	—	—
CCUR Holdings, Inc.(13)	6,208,184	3,539,178	6,208,184	3,539,178	—	—	—	—
Peter Aquino(14)	638,758	324,074	638,758	324,074	—	—	—	—
Reds Road Holdings LLC(15)	1,085,713	700,215	1,085,713	700,215	—	—	—	—
Columbia Capital Employee Investors IV, L.P.(16)	86,652	—	86,652	—	—	—	—	—
Columbia Capital Equity Partners IV (ECI), Ltd.(16)	8,572,962	—	8,572,962	—	—	—	—	—
Columbia Capital Equity Partners IV (QPCO)(16)	1,054,794	—	1,054,794	—	—	—	—	—
Oak Investment Partners XIII, L.P.(17)	216,018	—	216,018	—	—	—	—	—
CF NNAV-P LLC(18)	2,500,000	—	2,500,000	—	—	—	—	—
CF NNAV-E LLC(18)	11,678,054	—	11,678,054	—	—	—	—	—
Telcom LMS Holdings, LLC(19)	4,758,201	—	4,758,201	—	—	—	—	—
Future Fund Investment Company No.3 Pty Ltd(20)	1,422,328	—	1,422,328	—	—	—	—	—
Global Private Opportunities Partners Offshore Holdings LP(21)	866,964	—	866,964	—	—	—	—	—
Global Private Opportunities Partners LP(21)	4,709,716	—	4,709,716	—	—	—	—	—
Global Long Short Partners Master LP(21)	3,374,837	—	3,374,837	—	—	—	—	—
Christian D. Gates(22)	1,147,166	—	1,147,166	—	—	—	—	—
David L. Knutson(23)	1,104,438	—	1,104,438	—	—	—	—	—
Gary M. Parsons(24)	1,544,435	—	1,544,435	—	—	—	—	—
Ganesh Pattabiraman(25)	3,186,765	—	3,186,765	—	—	—	—	—
Arun Raghupathy(26)	1,601,675	—	1,601,675	—	—	—	—	—
Total Shares	86,507,895	9,039,200	76,057,997	8,999,200	10,449,898	10.3%	40,000	*

11

*	Denotes less than one percent of class.

(1)

Includes 645,756 shares of our common stock issuable to B. Riley upon exercise of its Warrants. B. Riley Principal Investments, LLC is a subsidiary of B. Riley Financial, Inc., a publicly held entity. The address of this entity is 11100 Santa Monica Blvd., Suite 800, Los Angeles, CA 90025.

(2)

Acadia Woods Partners, LLC is a New York-based family investment partnership. Jeffrey S. Samberg is the managing member and has voting and investment power over the shares held by the Selling Securityholder. The address of this entity is 77 Bedford Road, Katonah, NY 10536.

(3)

JDS TMT, LP is a New York-based investment limited partnership. JDS TMT GP, LLC is the general partner of JDS TMT, LP. Joseph D. Samberg, as manager of JDS TMT GP, LLC, has voting and investment power over the shares held by the Selling Securityholder. The address of this entity is 77 Bedford Road, Katonah, NY 10536.

(4)	Joseph D. Samberg is trustee and has voting and investment power over the shares held by the Selling Securityholder. The address of this entity is 77 Bedford Road, Katonah, NY 10536.

(5)	James G. Dinan has voting and investment power over the shares held by the Selling Securityholder. The address of this entity is 1330 Avenue of the Americas, 20th Floor, New York, NY 10019.

(6)	Daniel A. Schwartz has voting and investment power over the shares held by the Selling Securityholder. The address of this entity is 1330 Avenue of the Americas, 20th Floor, New York, NY 10019.

(7)

Neil Subin is the Manager of MILFAM LLC, which is the Manager of Milfam Investments LLC. MILFAM CI LLC SPARTACUS is controlled by MILFAM CI Management LLC, which is owned and controlled by Neil Subin. As a result, Neil Subin, a director on the Board of Directors of NextNav Inc. (the “Board”), has voting and investment power over the shares held by these Selling Securityholders. The business address of these entities is 2336 SE Ocean Blvd, Suite 400, Stuart, Florida 34996.

(8)

The general partner of Broadbill Partners II, LP is Broadbill Partners GP, LLC. The sole voting members of Broadbill Partners GP, LLC are Jeffrey F. Magee, Jr. and Kurt Lageschulte, each of whom share voting and investment power over the shares held by the Selling Securityholder. Neil Subin is a member of Broadbill Partners GP, LLC and designated as its Chairman, but does not have any voting interest or any power in respect of investment decisions. The address of this entity is 157 Columbus Ave., 5th Floor, New York, NY 10023.

(9)

Jeffrey F. Magee, Jr. and Kurt Lageschulte share voting and investment power over the shares held by the Selling Securityholder. The address of this entity is 157 Columbus Ave., 5th Floor, New York, NY 10023.

(10)	Great American Insurance Company is a subsidiary of American Financial Group, Inc., a publicly held entity. The address of this entity 301 E. Fourth St., Cincinnati, OH 45202.

(11)

Matt Orr, as President of Wood River Capital, LLC, has voting and investment power over the shares held by the Selling Securityholder. The business address of Wood River Capital, LLC is 4111 E. 37th Street North, Wichita, Kansas 67220.

(12)

Timothy Presutti has voting and investment power over the shares held by the Selling Securityholder. The business address of WOCAP Global Opportunity Investment Partners, LP is 2802 Timmons Lane #27440, Houston, Texas 77227.

(13)

Includes warrants that are exercisable for 3,539,178 shares of our common stock issuable upon the exercise or conversion of the warrants. The address for CCUR Holdings, Inc. is 3800 N Lamar Blvd., Suite 200, Austin, TX 78756.

(14)	Includes 324,074 shares of our common stock issuable to Mr. Aquino upon exercise of his warrants and 66,703 restricted shares of our common stock. Mr. Aquino is a director on our Board.

(15)	Timothy Presutti has voting and investment power over the shares held by this Selling Securityholder. The business address of Reds Road Holdings LLC is 2802 Timmons Lane #27440, Houston, Texas 77227.

12

(16)

James B. Fleming, Jr. is the sole manager of Columbia Capital IV, LLC and as a result, he exercises shared voting and investment control over all the common stock held by Columbia Capital Employee Investors IV LP, Columbia Capital Equity Partners IV (ECI) Ltd., and Capital Equity Partners IV (QPCO), L.P. and may be deemed to have beneficial ownership over all those shares. The address for each entity is 204 South Union Street Alexandria, Virginia 22314.

(17)

The shares directly issued to Oak Investment Partners XIII, L.P. (“Oak XIII”) are indirectly held by Oak Associates XIII, LLC (“Oak Associates LLC”), which is the general partner of Oak XIII and may be deemed to share voting and investment power over the shares held by Oak XIII. Bandel Carano, a director on our Board, is a managing partner of Oak XIII and a managing member of Oak Associates LLC, and as such, may be deemed to possess shared beneficial ownership over any shares held by Oak XIII. Mr. Carano has shared power to vote and dispose of the shares held by Oak XIII, along with Edward W. Glassmeyer, Fredric W. Harman, and Ann H. Lamont, the other managing members of Oak Associates LLC. Mr. Carano and all the managing members listed above disclaim beneficial ownership of the shares held by Oak XIII except to the extent of their actual pecuniary interest therein. The principal business address of Oak XIII and Oak Associates LLC is c/o Oak XIII, 901 Main Avenue, Suite 600, Norwalk, CT 06851.

(18)

As the co-chief investment officers of each of CF NNAV-P LLC and CF NNAV-E LLC (through advisory and general partner entities), each of Peter L. Briger, Jr., Constantine M. Dakolias, Andrew A. McKnight and Joshua Pack shares voting and investment power over the securities held by such Selling Securityholder. The address of each of these entities is 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

(19)

A majority of the units of Telcom LMS Holdings, LLC are held by various trusts as to which the sole trustee is Mrs. Neera Singh, 204 South Union Street, Alexandria, Virginia 22314. Mrs. Singh, as trustee, exercises voting and investment control over all the common stock held by Telcom LMS Holdings, LLC and may, along with Dr. Rajendra Singh, be deemed to have beneficial ownership over all those shares. The address for this entity is 701 Brickell Avenue, Suite 1700, Miami, Florida 33131.

(20)

All of the shares are held of record by The Northern Trust Company in its capacity as custodian for Future Fund Investment Company No.3 Pty Ltd (“FFIC3”). FFIC3 is a wholly owned subsidiary of the Future Fund Board of Guardians (“FFBG”). Assets held by FFBG are held for and on behalf of the Commonwealth of Australia and therefore no individual is the beneficial owner of the shares held by FFIC3. FFBG makes decisions by a majority vote of the non-executive board of FFBG. The principal business address of FFIC3 and FFBG is Level 14, 447 Collins Street, Melbourne, Victoria, Australia, 3000.

(21)

GS Investment Strategies, LLC (“GSIS”) has voting and investment power over the shares held of record by each Selling Securityholder. GSIS is a wholly-owned subsidiary of GSAM Holdings, LLC, which is a wholly-owned subsidiary of The Goldman Sachs Group, Inc., a publicly traded company. The address for each of these entities is 200 West Street, New York, NY 10282.

(22)	Includes 286,953 restricted share units and 410,365 shares underlying options, of which such options 3,667 are beneficially owned as of May 26, 2023. Mr. Gates is our Chief Financial Officer.

(23)

Includes 277,523 restricted share units and 396,021 shares underlying options, of which such options 3,523 are beneficially owned as of May 26, 2023. Mr. Knutson is our Senior Vice President of Operations and Deployment.

(24)

Includes 143,541 shares of our common stock held by the Parsons Family Generation Skipping Trust, of which Gary Parsons’s spouse is the sole trustee, and 66,703 restricted shares of our common stock. Mr. Parsons is the Chairman of our Board.

(25)

Includes 816,582 restricted share units and 622,916 shares underlying options. Also includes 627,995 shares of our common stock held by the Ganesh M Pattabiraman Family Trust, of which Ganesh Pattabiraman and Anuradha Srikantan are the trustees. Mr. Pattabiraman is our President and Chief Executive Officer and a director on our Board.

(26)	Includes 354,901 restricted share units and 512,995 shares underlying options. Mr. Raghupathy is our Senior Vice President of Engineering.

13

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of undesignated preferred stock, par value $0.0001 per share. As of March 31, 2023, there were approximately 76 and 2 holders of record of our common stock and warrants, respectively, and no shares of preferred stock outstanding. This number does not include beneficial owners whose shares were held in street name. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our charter and bylaws, which are filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

Common Stock

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of Common Stock are entitled to receive dividends and other distributions (payable in cash, property or our capital stock) when, as and if declared thereon by the Board from time to time out of any assets or funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Voting Rights

Except as otherwise required by law or our charter (including any preferred stock designation), (i) the holders of Common Stock possess all voting power with respect to the Company and (ii) each outstanding share of Common Stock entitles the holder to one vote on any matter properly submitted to the stockholders.

Preemptive Rights

Holders of outstanding shares of our Common Stock are not entitled to preemptive or other similar subscription rights to purchase any of our securities.

Conversion or Redemption Rights

Our Common Stock is neither convertible nor redeemable.

Liquidation Rights

Subject to applicable law and the rights, if any, of the holders of any outstanding series of the preferred stock upon our liquidation, the holders of our Common Stock are entitled to receive all of our remaining assets available for distribution to our stockholders, ratably in proportion to the number of shares of our Common Stock held by each stockholder.

Preferred Stock

Our Board may, without further action by our stockholders, from time to time, direct the issuance of up to 100,000,000 shares of preferred stock in one or more series and may, at the time of issuance, fix the voting powers, if any, and determine the designations, powers, preferences, and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof. Accordingly, our Board, without stockholder approval, may issue preferred stock with voting, conversion, or other rights that could adversely affect the voting power and other rights of the holders of our Common Stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our Common Stock, may adversely affect the voting and other rights of the holders of our Common Stock, and could have the effect of delaying, deferring or preventing a change of control of us or other corporate action.

14

Warrants

Registered Warrants

As of March 31, 2023, we had registered warrants outstanding and exercisable, at a price per share of $11.50, for a total of 18,749,990 shares of our Common Stock: (a) 9,999,990 of such warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us (the “public warrants”), and (b) 8,750,000 of such warrants were issued in a private placement transaction. The warrant agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least the majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of such public warrants. The warrants expire on October 28, 2026 (five years after completion of the previously disclosed business combination consummated on October 28, 2021), at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of our Common Stock pursuant to the exercise for cash of a warrant, and have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of our Common Stock underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and we will not be obligated to issue shares of our Common Stock upon exercise of a warrant unless our Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt from the registration or qualifications requirements of the securities laws of the state of residence of the registered holder of the warrants.

We may call the warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

●

if, and only if, the reported last sale price of our Common Stock (or the closing bid price of our Common Stock in the event shares of our Common Stock are not traded on any specific day) equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending three trading days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of our Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our securityholders of issuing the maximum number of shares of our Common Stock issuable upon the exercise of the warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of our Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of our Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

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If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of our Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. If we call the warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise the Sponsor Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of our Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of our Common Stock is increased by a stock dividend payable in shares of our Common Stock, or by a split-up of shares of our Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of our Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of our Common Stock. A rights offering to holders of our Common Stock entitling holders to purchase shares of our Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of our Common Stock equal to the product of (i) the number of shares of our Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of our Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for our Common Stock, in determining the price payable for our Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of our Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of our Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of our Common Stock on account of such shares of our Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of our Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of our Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of our Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of our Common Stock.

Whenever the number of shares of our Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of our Common Stock so purchasable immediately thereafter.

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In case of any reclassification or reorganization of the outstanding shares of our Common Stock (other than those described above or that solely affects the par value of such shares of our Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of our Common Stock in such a transaction is payable in the form of our Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders will not have the rights or privileges of holders of our Common Stock and any voting rights until they exercise their warrants and receive shares of our Common Stock. After the issuance of shares of our Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrants may be exercised only for a whole number of shares of our Common Stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of our Common Stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Warrants Pursuant to Note Purchase Agreement

On May 9, 2023 (the “Initial Closing”), we entered into a Note Purchase Agreement (the “NPA”) with certain purchasers named therein pursuant to which we, among other things, agreed to sell to the purchasers in a private placement 18,518,520 common stock purchase warrants (the “Initial NPA Warrants”) to purchase shares of our Common Stock. We subsequently issued the Initial NPA Warrants on May 16, 2023. On June 8, 2023, certain of the purchasers party to the NPA delivered to us exercise notices indicating their election to purchase an additional 7,407,407 common stock purchase warrants (the “Additional NPA Warrants” and, together with the Initial NPA Warrants, the “NPA Warrants”) on the same terms as the Initial NPA Warrants, which we expect to issue on July 6, 2023. The NPA Warrants have an exercise price per share of $2.16. The NPA Warrants may be exercised during the period beginning on July 8, 2023 and ending on June 1, 2027.

Exercise of the NPA Warrants is subject to a beneficial ownership limitation of 4.9% of our Common Stock, except with respect to holders who owned more than 4.9% of our Common Stock as of immediately prior to May 9, 2023, or holders who subsequently elect to terminate such 4.9% limitation, in which case the beneficial ownership limitation is 19.9%. Holders may terminate such 4.9% beneficial ownership limitation, provided that any such termination shall not be effective until 61 days after such notice is delivered to us.

We have the right to redeem for cash the applicable pro rata portion of any NPA Warrant on each of May 1, 2025, September 1, 2025 and December 1, 2025, in each case, at a redemption price of $0.01 per share of underlying Common Stock comprising such applicable pro rata portion, where there exists both a funding shortfall (as defined in the NPA Warrant) and the market price of such underlying Common Stock, calculated in accordance with the provisions of the NPA Warrant, exceeds 130% of the then-applicable exercise price of the NPA Warrants.

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Anti-Takeover Effects of our Charter and Bylaws

Our charter, bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, that are intended to enhance the likelihood of continuity and stability in the composition of our Board. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our Board to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of us by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of our Common Stock held by stockholders.

These provisions include:

Special Meetings of Stockholders

Our charter and bylaws provide that, subject to applicable law and the rights, if any, of the holders of any outstanding series of the preferred stock, special meetings of our stockholders may be called only by the chairman of our Board, our chief executive officer, or our Board pursuant to a resolution adopted by a majority of the Board. Our bylaws also prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Advance Notice Procedures

Our bylaws establish an advance notice procedure for stockholders’ proposals to be brought before an annual meeting, including proposed nominations of persons for election to our Board. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a stockholder who was a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice and on the record date for the meeting, who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Additionally, our bylaws provide that if the stockholder does not appear at the annual meeting of stockholders to present the proposed business, such proposed business shall not be transacted, notwithstanding that proxies in respect of such matter may have been received by us. Although our bylaws will not give our Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Removal of Directors; Vacancies

Our charter and bylaws provide that, subject to the rights of any holders of any class or series of capital stock then outstanding, any or all of the directors may be removed from office, with or without cause, by the affirmative vote of holders of at least two-thirds (2/3) of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

In addition, our bylaws provide that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly created directorship on our Board that results from an increase in the number of directors and any vacancies on our Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, by a sole remaining director (and not by stockholders).

Supermajority Approval Requirements

Our charter and bylaws provide that our Board is expressly authorized to adopt, amend, alter or repeal our bylaws without any action on the part of the stockholders, subject to limited exceptions. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the bylaws. The bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares entitled to vote on the election of directors, in addition to any vote of the holders of any class or series of capital stock required by law (or any preferred stock designation).

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

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Our charter provides that, in addition to any vote of the holders of any class or series of our stock required by law or by the charter, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend Article V (Board of Directors), Article VI (Bylaws), Article VII (Special Meeting of Stockholders; Action by Written Consent), Article VIII (Limited Liability; Indemnification), Article IX (Amendment of the Amended and Restated Certificate of Incorporation) or Article X (Exclusive Forum from Certain Lawsuits; Consent to Jurisdiction) of the charter; provided, that if two-thirds (2/3) of the Board has approved such amendment or repeal or adoption, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors shall be required to amend or repeal, or adopt any provision inconsistent with, the Articles listed in this sentence.

Authorized but Unissued Shares

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as our Common Stock is listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital, to facilitate acquisitions and for employee benefit plans.

One of the effects of the existence of unissued and unreserved Common Stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares at prices higher than prevailing market prices.

Business Combinations

We are and will continue to be subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.

Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions: (1) before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and certain employee stock plan; or (3) at or after the time the stockholder became and interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our Board because the stockholder approval requirement would be avoided if our Board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of us. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholders bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholders’ stock thereafter devolved by operation of law.

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Exclusive Forum

Our charter provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (3) any action asserting a claim against us or any director, officers or employees arising pursuant to any provision of the DGCL, our charter, or our bylaws or (4) any action asserting a claim against us, our directors, officers or employees that is governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, except for, as to each of (1) though (4) above, any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, (i) the exclusive forum provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and (ii) unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against us or our directors and officers.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our charter includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions will be to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL and our charter and we have entered into indemnification agreements with each of our officers and directors, which require us to indemnify our directors and officers for expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) in any action or proceeding arising out of their services as one of our directors or officers or as a director or officer of any other company or enterprise to which the person provides services at our request. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.

The limitation of liability, indemnification and advancement provisions included in our charter and bylaws and the indemnification agreements may discourage stockholders from bringing a lawsuit against directors for breaches of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is 1 State Street, 30th Floor, New York, New York 10004.

Listing

Our Common Stock and Registered Warrants are listed on Nasdaq under the symbols “NN” and “NNAVW,” respectively.

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PLAN OF DISTRIBUTION

This prospectus relates to (i) the issuance by us of the Warrant Shares and (ii) the resale, from time to time, of the Warrant Shares, the Holdings Shares and the Registered Warrants. We are registering the Registered Securities pursuant to the provisions of the Warrants, the Subscription Agreements and the Registration Rights Agreements, as applicable, in order to permit the Selling Securityholders to offer the Registered Securities, as applicable, for resale from time to time pursuant to this prospectus and any accompanying prospectus supplement.

The Selling Securityholders may, from time to time, on a continuous or delayed basis, sell any or all of the Registered Securities covered hereby directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, at varying prices determined at the time of sale, or at fixed prices, which may be changed, on any stock exchange, market or trading facility on which the Registered Securities are traded, or in private transactions. The sale of the Registered Securities offered by this prospectus may be effected in one or more of the following methods:

●ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●privately negotiated transactions;

●underwritten transactions;

●transactions involving cross or block trades in which a broker-dealer will attempt to sell Registered Securities as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

●exchange distributions in accordance with the rules of the applicable exchange;

●short sales after the registration statement of which this prospectus forms a part becomes effective;

●transactions through broker-dealers that agree with the Selling Securityholders to sell a specified number of Registered Securities at a stipulated price per share;

●the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●“at the market” offerings or through market makers into an existing market for the Registered Securities;

●through trading plans entered into by the Company or a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●a combination of any of the foregoing; and

●any other method permitted pursuant to applicable law.

In order to comply with the securities laws of certain states, if applicable, Registered Securities may be sold only through registered or licensed brokers or dealers. In addition, in certain states, such shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The Selling Securityholders may also sell or transfer Registered Securities pursuant to any available exemption from the registration requirements of the Securities Act, including under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the Selling Securityholders may transfer Registered Securities by other means not described in this prospectus.

The Selling Securityholders may also sell Registered Securities directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the Selling Securityholders will attempt to sell Registered Securities in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The Selling Securityholders cannot assure that all or any of the Registered Securities will be issued to, or sold by, such Selling Securityholders.

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The Selling Securityholders and any agents, broker-dealers, or underwriters that participate in the sale of the Registered Securities hereby may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Agents, broker-dealers, or underwriters, participating in the distribution of the shares held by the Selling Securityholders as agents may receive compensation in the form of commissions, discounts, or concessions from the Selling Securityholders and/or purchasers of the Registered Securities for whom the broker-dealers may act as agent. The Selling Securityholders may agree to indemnify any agent, broker-dealer, or underwriter that participates in transactions involving sales of Registered Securities if liabilities are imposed on that person under the Securities Act.

The Selling Securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any agents, broker-dealers, or underwriters regarding the sale of their Registered Securities, nor is there an agent, coordinating broker, or underwriter acting in connection with a proposed sale of Registered Securities by the Selling Securityholders. If we are notified by the Selling Securityholders that any material arrangement has been entered into for the sale of Registered Securities, if required, we will file a supplement to this prospectus to the extent required.

To the extent required, the Registered Securities to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement, a free writing prospectus, a post-effective amendment to the registration statement that includes this prospectus, or filings we make with the Securities and Exchange Commission under the Exchange Act that are incorporated herein by reference.

In connection with the sale of the securities or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

This offering as it relates to the Selling Securityholders will terminate on the date that all Registered Securities have been sold by the Selling Securityholders.

We may suspend the sale of Registered Securities by the Selling Securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

If the Selling Securityholders use this prospectus for any sale of the Registered Securities, the Selling Securityholders will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the Selling Securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

We are required to pay the expenses in connection with the registration of certain of the Registered Securities. We have agreed to indemnify certain of the Selling Securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Registered Securities may not simultaneously engage in market making activities with respect to the Registered Securities for the applicable restricted period, as defined in Regulation M promulgated under the Exchange Act, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Registered Securities by the Selling Securityholders or any other person. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

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LEGAL MATTERS

The validity of the Registered Securities being offered by this prospectus will be passed upon for us by Hogan Lovells US LLP, Tysons, Virginia.

EXPERTS

The consolidated financial statements of NextNav Inc. appearing in NextNav Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2022, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, or the Securities Act, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus concerning any of our contracts, agreements or other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and file periodic and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read the Company’s SEC filings, including this prospectus, over the Internet at the SEC’s website at http://www.sec.gov. Those filings are also available to the public at no cost on, or accessible through, our website under the heading “Investors” at www.nextnav.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not incorporated by reference into and are not part of this prospectus or the registration statement of which this prospectus is a part.

If you would like additional copies of this prospectus, you should contact us by telephone or in writing:

NextNav Inc.
Attn: Investor Relations
1775 Tysons Blvd., 5th Floor
McLean, VA 22102
Telephone: (800) 775-0982

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Incorporation by Reference

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus (i) the documents listed below, (ii) all documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is included and prior to the effectiveness of such registration statement, and (iii) any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed, including any information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K, in accordance with SEC rules:

●      our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 30, 2023;

●     our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed with the SEC on May 10, 2023;

●     our Current Reports on Form 8-K (other than the portions thereof that are furnished and not filed) as filed with the SEC on May 10, 2023, May 22, 2023, and June 12, 2023; and

●      the description of our common stock contained in our Registration Statement on Form 8-A filed on October 28, 2021, as updated by Exhibit 4.5 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including any amendments or reports filed for the purpose of updating such description.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting: NextNav Inc., Investor Relations, at 1775 Tysons Blvd., 5th Floor, McLean, VA 22102 or (800) 775-0982. In addition, copies of any or all of the documents incorporated herein by reference may be accessed at our website at www.nextnav.com. The information on such website is not incorporated by reference and is not a part of this prospectus.

24

9,000,000 Shares of Common Stock issuable upon exercise of Warrants

76,057,997 Shares of Common Stock held by certain Selling Securityholders

8,999,200 Warrants to Purchase Common Stock

PROSPECTUS

                , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of Common Stock being registered hereby.

Securities and Exchange Commission registration fee	$109,150.65	*
Accounting fees and expenses	12,500.00
Legal fees and expenses	20,000.00
Financial printing and miscellaneous expenses	2,000.00
Total	$143,650.65

* Previously paid.

Item 15. Indemnification of Directors and Officers

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended, or the Securities Act.

Our charter provides that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL, as amended. Our bylaws provide for indemnification of our directors and officers to the maximum extent permitted by the DGCL.

We have entered into indemnification agreements with each of our officers and directors. These agreements require us to indemnify our directors and officers for expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) in any action or proceeding arising out of their services as one of our directors or officers or as a director or officer of any other company or enterprise to which the person provides services at our request. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as the foregoing provisions permit indemnification of directors, executive officers, or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Item 16. Exhibits and Financial Statement  Schedules

(a)	Exhibits

Exhibit Number	Description
2.1*†

Agreement and Plan of Merger, dated June 9, 2021, by and among Spartacus Acquisition Corporation, Spartacus Acquisition Shelf Corp., NextNav, LLC, NextNav Holdings, LLC, NEA 14 NextNav Blocker, LLC, Oak NextNav Blocker, LLC, Columbia Progeny Partners IV, Inc., Global Long Short Partners Aggregating Holdings Del VII LLC, Global Private Opportunities Partners Holdings II Corp., SASC (SPAC) Merger Sub 1 Corporation, SASC (Target) Merger Sub 2 LLC, SASC (NB) Merger Sub 3 LLC, SASC (OB) Merger Sub 4 LLC, SASC (CB) Merger Sub 5 Corporation, SASC (GB1) Merger Sub 6 LLC, a Delaware limited liability company, and SASC (GB2) Merger Sub 7 Corporation, a Delaware corporation (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by Spartacus Acquisition Shelf Corporation on June 10, 2021).

3.1*	Amended and Restated Certificate of Incorporation of NextNav Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed by NextNav Inc. on November 2, 2021).
3.2*	Bylaws of NextNav Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by NextNav Inc. on October 28, 2021).
4.1*	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 filed by NextNav Inc. on August 25, 2021).
4.2*	Specimen Warrant Certificate (included in Exhibit 4.3).
4.3*

Amended and Restated Warrant Agreement, by and among Spartacus Acquisition Corporation, NextNav Inc., and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed by NextNav Inc. on October 28, 2021).

4.4*	Warrant To Purchase Common Stock of NextNav Inc. (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-1 filed by NextNav Inc. on November 2, 2021).
5.1*	Opinion of Hogan Lovells US LLP (incorporated by reference to Exhibit 5.1 to the Registration Statement on Form S-1 filed by NextNav Inc. on November 2, 2021).
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Hogan Lovells LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page to the original prospectus which forms part of this registration statement).
107	Filing Fee Table.

*	Filed previously.
†

Certain schedules and exhibits have been omitted pursuant to Rule 601(a)(5) of Regulation S-K under the Securities Act. A copy of any omitted schedule or exhibit will be furnished to the SEC upon request.

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Item 17. Undertakings

(a)The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(5)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

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(6)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of McLean, Commonwealth of Virginia, on June 23, 2023.

NEXTNAV INC.

By:	/s/ Ganesh Pattabiraman
Name:	Ganesh Pattabiraman
Title:	Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Ganesh Pattabiraman	Chief Executive Officer and Director	June 23, 2023
Ganesh Pattabiraman	(Principal Executive Officer)

/s/ Christian D. Gates	Chief Financial Officer	June 23, 2023
Christian D. Gates	(Principal Financial Officer)

/s/ Sammaad R. Shams	Corporate Accounting Officer	June 23, 2023
Sammaad R. Shams	(Principal Accounting Officer)

*	Chairman and Director	June 23, 2023
Gary M. Parsons

*	Director	June 23, 2023
Peter D. Aquino

*	Director	June 23, 2023
Bandel L. Carano

*	Director	June 23, 2023
Alan B. Howe

*	Director	June 23, 2023
Neil S. Subin

*By:	/s/ Christian D. Gates
Christian D. Gates, attorney-in-fact